Exhibit 10.1

                        SETTLEMENT AND LICENSE AGREEMENT

This Agreement is made effective (the "Effective Date") the 25th day of November, 2009.

BETWEEN:

          VERIFYSMART CORP., and for and on behalf of its affiliates, with its address for notices hereunder at Fort Legend Towers, Suite 2002 - 3rd Avenue corner 31st Street, E-Square, Fort Bonifacio Global City, Taguig, Metro Manila, Philippines;

          (the "Licensor")

AND:

          VINEMA COMPANY LTD. a company duly incorporated under the laws of British Virgin Islands, and having an executive office and an address for notice and delivery located at Vysoka 26, Bratislava 81106, Slovak Republic;

          (the "Licensee")

WHEREAS:

A. The Licensor, and its affiliates by joint venture, have been developing software and processes for credit card, debit card, internet and other forms of financial security systems for electronic verification systems (the "TECHNOLOGY"). The Licensor represents it has developed the Technology into a workable introductory application employing investor funds and funds from the Debt (defined below) as predecessor technology did not function and the Licensor represents and warrants that it has full right to the Technology and to grant the within license;

B. The Licensee's associates have attempted to assist the Licensor with money and expertise but the Licensor has not been able to be successful in commercializing the Technology and is indebted to the Licensee in an agreed amount of $500,000US (the "DEBT") at the date hereof composed of a $300,000US (plus accrued interest) promissory note which has been demanded and $200,000US for additional funds made available and for costs incurred;

C. The Licensor cannot pay the Debt and is not able to further develop the Technology nor to commercialize the same due to absence of infrastructure and finance;

D. Certain persons of the Licensor damaged the business of the Licensor and relationships of the Licensee by various acts including the issuance of a press release not approved by the customer brought by associates of the Licensee. Accordingly the Parties agree that the Licensee must have exclusive control over its relationships and the Licensor and its personnel will not interfere with or connect with those relationships;
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E. The  Licensee has agreed to forbear  from  collecting  on the Debt and making other claims against the Licensor and to give the Licensor an opportunity to earn revenue from the Technology through the Licensee by the terms of this Agreement;

F. The Licensor will apply the revenues received from the Licensee to pay its creditor obligations, repay investors of itself and its affiliated companies and, after paying all demands, will share the revenues with the shareholders of such affiliated corporations as if they were one company with all shares issued by the Licensor on a one-for-one basis as was intended by the companies. Should the Licensor cease to have existence or cease to be managed then this Agreement shall transfer to the benefit of the investors of itself and the two affiliated companies;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

                                    ARTICLE 1
                            DEFINITIONS AND PREAMBLE

1.1 In this Agreement, unless a contrary intention appears, the following words and phrases shall be interpreted as follows:

     (a)  "Technology" means the technology as described in recital A

     (b) "Developments" means any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, being invented, developed and/or acquired at about the date of and after the date of this Agreement by the Licensee relating to the Technology or any improvements;

1.2 The Parties agree that the statements and contents of the preamble hereto are true and are made part of this Agreement as representations and covenants and warrants as stated.

                                    ARTICLE 2
                                   SETTLEMENT

2.1 Subject to this Agreement remaining in good standing and being honoured by the Licensor, the Licensee agrees to defer the collection of the Debt to be paid from fifty (50%) of revenue due the Licensor under this Agreement (and such Debt being diminished if the Licensee elects to collect, and does collect, from other debtors of the Debt) and, again subject to this Agreement being honoured, the Licensee does hereby remise, release, hold harmless, indemnify and forever discharge the Licensor and its directors and officers (excepting non-director person (s) who may have harmed the Licensee or its associates) of and from all manner of action, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, conflicts, claims, investigations, consequences of the foregoing, damages and demands which may arise hereafter from any matter whose cause materially or substantially arises from a fact or claim or circumstance existing on or prior to the date of this Agreement .

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2.2 Subject to this Agreement being honoured by the Licensee,  the Licensor does hereby remise, release, hold harmless, indemnify and forever discharge the Licensee and its directors, officers and associates and their companies of and from all manner of action, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, conflicts, claims, investigations, consequences of the foregoing, damages and demands which may arise hereafter from any matter whose cause materially or substantially arises from a fact or claim or circumstance existing on or prior to the date of this Agreement .

                                    ARTICLE 3
                  GRANT OF LICENCE AND RESERVATION TO LICENSEE

3.01 In consideration of the settlement herein and the payments reserved herein, the Licensor hereby grants to the Licensee an exclusive license to develop, market, distribute, and sell, joint venture or otherwise freely and fully employ the Technology for the territories ("TERRITORY") (all Territories shall extend to branch offices elsewhere of financial institutions head-quartered in each Territory) as follows:

     (a) an exclusive license for Europe, Russia and the Mid-East ("Europe Territory").

     (b) an exclusive license for the Bank of America, Citibank, Wells Fargo and Wachovia ("Banks");

     (c) a non-exclusive license for Asia generally but an exclusive license for the Philippines and Indonesia ("Asia Territory");

     (d) exclusive management of the Licensor's Indonesia venture ("Indonesia Territory");

     (d) a non-exclusive license for North and South America but that if the Licensor does not establish not less than one paying customer within six months of this Agreement then the Licensee may elect for a period of six (6) months thereafter to have the North American Territory exclusive to the Licensee ("NS Territory").

3.02 The Licensee shall have full rights to use and enjoyment of the Technology in the Territories without restriction and shall be unrestricted in its right to develop, sell, license, market, joint venture or in any other way employ the Technology. All Developments shall be effected by the Licensee at its own cost and shall belong exclusively to the Licensee.

3.03 In the event that the Licensor shall determine to alienate any interest in the Technology the Licensee shall have a right of first refusal for a period of sixty (60) days after receipt of the material terms to purchase, license or otherwise alienate such interest on the terms of the intended offer (if shares or other non-cash items are intended as part of the compensation then the Licensor shall advise and support the value thereof and the Licensee shall be able to purchase for the cash equivalent). In the event the Licensee does not accept the offered terms then the right of first refusal shall be again active

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if the offered terms are changed or if the interest has not been sold within one hundred and twenty (120) days of the end of the sixty (60) day period

3.04 The Licensee may assign, license or sub-license, contract or sub-contract, place with a consultant, transfer, mortgage, charge or otherwise release, dispose of or encumber (all collectively called a "Disposition") any or all of the rights, privileges, duties or obligations granted to it under this Agreement.

3.05 The Licensee may employ all Licensor trademarks, patents, copyright and other intellectual right, property and information of or in relation to the Technology as part of the within license rights.

3.06 The Licensor shall immediately notify the Licensee of any infringement or challenge or duplicate to the copyright, trademark or patent or proprietorship of the Technology as soon as the Licensor becomes aware of such and the Licensee shall have full right at any time to act as the Licensor's agent to protect the same.

                                    ARTICLE 4
                                FEE AND PAYMENTS

4.01 As consideration for the grant of the License herein for the Territory the Licensee shall pay a license fee ("License Fee") as follows:

     (a) for the Europe Territory and the Banks the Licensee shall pay the Licensor twenty-five (25%) percent of before tax profit to a maximum of ten million US dollars ($10,000,000US) and thereafter ten (10%) percent of before tax profits to an additional twenty-five Million dollars ($25,000,000US) and thereafter payments shall cease;

     (b) for the Asia Territory the Licensee shall pay the Licensor twenty-five (25%) percent of before tax profit to a maximum of ten million US dollars ($10,000,000US) and thereafter ten (10%) percent of before tax profits to an additional twenty-five Million dollars ($25,000,000US) and thereafter payments shall cease;

     (c) for the Indonesia Territory the Licensee, after receiving return of all costs to enable and service the arrangement the Licensor has, shall receive fifteen (15%) percent interest in the venture ) and the Licensor shall receive thirty-five (35%) percent of the venture. Should the Indonesia parties renegotiate terms then the Licensee shall have authority to do so and shall grant to the Licensor twenty-five (25%) of Licensee's before tax profit therefrom to a maximum of ten million US dollars ($10,000,000US) and thereafter ten (10%) percent of before tax profits to an additional twenty-five Million dollars ($25,000,000US) and thereafter payments shall cease;

     (d) for the NS Territory while non-exclusive the Licensee shall pay the Licensor fifteen (15%) percent of before tax profit to a maximum of ten million US dollars ($10,000,000US), if the NS Territory becomes exclusive then the 15% shall increase to twenty-five (25%) percent

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          (but still to ten million dollars) and thereafter ten (10%) percent of before tax profits to an additional twenty-five Million dollars ($25,000,000US) and thereafter payments shall cease.

Before tax profits' shall be calculated from revenues enjoyed by the Licensee from the Technology and Developments less all directly attributable costs and including an administrative over-head not to exceed twenty (20%) percent of gross revenues. The aforesaid License Fees shall be accountable from each Territory separately from revenues generated therefrom only and not calculated on revenues from any other Territory. If there is doubt or confusion the auditors selected by the Licensee shall effect calculation and their determination shall be final absent only fraud.

4.02 The License Fee shall be paid and accounted quarterly, with reasonable efforts within thirty (30) days after the end of each quarter, and the first quarter shall commence in the calendar quarter in which the first customer is signed and revenues commence. The License Fee shall be calculated on all revenue actually received in a quarter. Within 120 days of the end of each fourth calendar quarter the Licensee shall render an annual statement with explanatory notes, shall make any adjustments thereto and shall pay any Royalty due from such adjustment upon presentation of such accounting or give notice of any deduction to be carried to the next quarter. The calculation of License Fee payments shall be carried out in accordance with generally accepted Canadian accounting principles applied on a consistent basis. The Licensor may contest any accounting within 90 days of presentation of such report. In the event the Licensee is delayed in any accounting or payment or makes error then the only damages shall be interest payable at eight (8%) percent simple interest calculated quarterly on unpaid amounts.

                                    ARTICLE 5
                     ACCOUNTING, INSPECTION AND ENFORCEMENT

5.01 The Licensee shall maintain at its principal place of business separate accounts, and records thereto, of business and activities conducted pursuant to this Agreement and such accounts and records to be in sufficient detail to enable Licensee Fee calculations to be properly made under this Agreement. The Licensee shall retain the accounts, and records in relation thereto, for at least three years after the date upon which they were made and presented to the Licensor. The Licensee shall furnish such reasonable evidence as the Licensor deems necessary to verify the accounting and will permit the Licensor's representatives to make copies of or extracts from such accounts and records.

5.02 The Licensor shall have, on three business days notice, right and authority to enter on the premises of the Licensee employed for this Agreement, its representatives, its agents, its counsel or any other party having control or possession of records or premises of the Licensee and in relation to the License Fee only.

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                                    ARTICLE 6
                              TERM AND TERMINATION

6.01 This Agreement shall have a term of ten (10) years from the date hereof.

6.02 Upon the termination of this Agreement the Licensee shall make a final accounting to the Licensor with payment of any Licensee Fees due. Upon and after termination at the end of the term the Parties shall have full rights to employ such of the Technology and Developments as they may possess or develop to compete in the industry.

6.03 Either Party may, at its option and in its sole discretion, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to the other Party:

     (a) if any proceeding under any bankruptcy legislation is commenced by or against the other Party which results in the other Party being adjudged bankrupt, (such proceedings shall not include a general proposal to creditors provided such proposal does not result in the appointment of a receiver or the loss of control of the business of the other Party by its board and shareholders); or

     (b) if any execution, sequestration, or any another process of any court with a value in excess of $500,000 becomes enforceable, after appeals, against the other Party, or

     (c) if the other Party shall permit any legitimate uncontested sum owed to the Party to remain unpaid for 30 days after demand, or

     (d) if the other Party ceases to carry on its business unless excepted by the terms of this Agreement..

6.04 Other than as set out in Article 6.03 herein, if either party shall be in default under or shall fail to comply with the terms of this Agreement, this Agreement may be terminated by the non-defaulting party if such default is not cured or disputed within the period of time provided by this Agreement in respect to the particular default (if a period is not provided as to a particular term the period shall be 30 days from written notice).

                                    ARTICLE 7
                                  INDEPENDENCE

7.01 Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party's name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

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                                    ARTICLE 8
                               GENERAL PROVISIONS

8.01 This Agreement shall enure to the benefit of and be binding upon the parties, and their respective successors and assigns.

8.02 Save only an express waiver in writing, no condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any warranties, covenants, provisos, or conditions of this Agreement shall operate as a waiver of any such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance. No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

8.03 In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be invalid, illegal or otherwise voidable or unenforceable, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

8.04 This Agreement sets forth the entire understanding between the parties and supersedes any previous understandings or agreements and no modifications hereof shall be binding unless executed in writing by the parties hereto.

8.05 All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto are required to be delivered only by personal delivery or by registered mail, telecopy or electronic transmission with receipt confirmation, all postage and other charges prepaid, at the address for such party set forth on the first page of this Agreement or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or registered or sent by electronic means shall be deemed to have been given at the time of delivery or electronic confirmation. In the event the Licensor shall cease business then the Licensee may effect delivery by posting notice in a newspaper local to the last address of the Licensor. All notices are to be copied to 2550-555 West Hastings Street, Vancouver, BC or to any successor office for the law firm of clause 8.09 below.

8.06 The Parties hereto warrant each to the other to conduct their duties and obligations hereof in good faith and with due diligence and to employ all reasonable endevours to fully comply with and conduct the terms and conditions of this Agreement. The Parties warrant that they will honour the terms and intent of this Agreement and will mutually do all such acts as shall be required to protect and permit the rights and obligations hereof.

8.07 The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

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8.08 The  jurisdiction of this Agreement is agreed as London,  England,  and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in London. This Agreement shall be exclusively litigated in London unless the Parties voluntarily consent otherwise in writing.

8.09 It is hereby acknowledged by each of the parties hereto that Peter Jensen of Jensen Lunny MacInnes, Barristers and Solicitors, has been asked to draft this Agreement for the convenience of the Parties but the Parties acknowledge that the same has a conflict as having claims against the Licensor, certain of its personnel and interests in the Technology (or predecessor technology) and the affiliated companies of the Licensor, and accordingly the Licensor and Licensee have been advised to obtain independent legal advice with respect to their review and execution of this Agreement and have done so. Any conflict or appearance of conflict is hereby waived and it is agreed that the Parties do not rely upon such solicitors for any purpose. The Parties warrant that they are sophisticated persons and are capable of making informed mature judgment in these matters and making their own decisions.

     IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement the day and year first above written.

SIGNED FOR AND ON BEHALF OF             )
VERIFYSMART CORP.                       )
                                        )
by it duly authorized officer:          )
                                        )
                                        )
/s/ Ralph Santos                        )
----------------------------------      )
Authorized Signatory                    )
                                        )

SIGNED FOR AND ON BEHALF OF             )
VINEMA COMPANY LTD.                     )
by it duly authorized signatory:        )
                                        )
                                        )
/s/ Jana Slezakova                      )
----------------------------------      )
Authorized Signatory                    )

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